Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

PENFORD CORPORATION

The following Restated Articles of Incorporation are executed by the undersigned, a Washington corporation:

1.	The name of the corporation is Penford Corporation.

2.	The text of the corporation’s Restated Articles of Incorporation is as follows:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is PENFORD CORPORATION.

ARTICLE II

PURPOSE

This corporation is organized for the purpose of engaging in any business, trade or activity which may be conducted lawfully by a corporation organized under the Washington Business Corporations Act.

ARTICLE III

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation is 505 Union Avenue S.E., Suite 120, Olympia, WA 98501, and the name of the registered agent at such address is CT CORPORATION SYSTEM.

ARTICLE IV

SHARES

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, which shall consist of one class of shares of common stock of the par value of $0.01 per share.

ARTICLE V

DURATION

The existence of the Corporation is to be perpetual.

ARTICLE VI

PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into or exercisable for shares of stock of the Corporation.

ARTICLE VII

CUMULATIVE VOTING

The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of the Corporation.

ARTICLE VII

DIRECTORS

The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

ARTICLE VIII

LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article shall not adversely affect any right or protection of a Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE IX

SHAREHOLDER APPROVAL BY CONSENT IN LIEU OF MEETING

So long as this corporation is not a public company, corporate action required or permitted to be approved by a shareholder vote at a meeting of shareholders may be taken without a meeting or a vote if the corporate action is approved by a single shareholder consent or multiple counterpart shareholder consents executed by shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum votes that would be necessary to approve such corporate action at a meeting at which all shares entitled to vote on the corporate action were present and voted.

ARTICLE X

AUTHORITY TO AMEND ARTICLES OF INCORPORATION

The Corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by the Washington

Business Corporation Act or by these Articles of Incorporation, and the rights of the shareholders of this corporation are granted subject to this reservation.

[Signature page follows.]

Dated: March 11, 2015

PENFORD CORPORATION

By:	/s/ Christine M. Castellano

Name:	Christine M. Castellano

Title:	Secretary

CERTIFICATE ACCOMPANYING

RESTATED ARTICLES OF INCORPORATION

OF

PENFORD CORPORATION

The Restated Articles of Incorporation do not contain an amendment to the Articles of Incorporation.

Dated: March 11, 2015

PENFORD CORPORATION

By:	/s/ Christine M. Castellano

Name:	Christine M. Castellano

Title:	Secretary